FOR IMMEDIATE RELEASE            CONTACT:     Christine Parker
Manager, Investor Relations & Communications
(248) 631-5438
christineparker@trimascorp.com

TRIMAS ANNOUNCES LEADERSHIP CHANGE FOR FINANCE ORGANIZATION
Bob Zalupski Named New TriMas Chief Financial Officer;
Mark Zeffiro Named Group President of Cequent

BLOOMFIELD HILLS, Michigan, January 12, 2015 - TriMas Corporation (NASDAQ: TRS) - a diversified global manufacturer of engineered and applied products - today announced Bob Zalupski as the new chief financial officer of TriMas Corporation, effective immediately. This announcement follows the Company’s previously announced plan to spin-off its Cequent businesses, which is expected to occur in mid-2015. Bob currently serves as TriMas’ vice president of finance, corporate development and treasurer.

"I am pleased to announce Bob’s well-deserved promotion to chief financial officer," said Dave Wathen, president and chief executive officer of TriMas Corporation. "His extensive experience and exceptional track record with the Company make him the ideal executive to help drive TriMas’ financial performance going forward. I am confident Bob will hit the ground running and help TriMas continue to create value for our shareholders.”

Bob joined TriMas in 2002 and has more than 30 years of business and financial management experience. In his current role, Bob manages the Company's acquisitions and divestitures process, and as treasurer, is responsible for TriMas’ global cash management and capital structuring activities. From 1996 to 2002, he was a partner at Arthur Andersen, providing audit, business consulting and risk management services to clients in the manufacturing and automotive supplier industries. Prior to 1996, he held positions of increasing responsibility within the audit practice of Andersen serving publicly held clients in a variety of industries. Bob holds a Bachelor of Business Administration degree with a concentration in Accounting from the University of Michigan and is a Certified Public Accountant and Certified Internal Auditor.

As previously announced, Dave Wathen will remain president and chief executive officer of TriMas Corporation. Mark Zeffiro, the previous executive vice president and chief financial officer of TriMas, will serve as president and chief executive officer of the new spin-off entity upon completion of the transaction. On an interim basis, Zeffiro has been named group president of Cequent, and will continue to report directly to Wathen, with the Cequent leaders reporting to him.

TriMas plans to provide additional details about the board and management teams of the separated companies in the future.

About TriMas
Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace, Engineered Components, Cequent APEA and Cequent Americas. TriMas has approximately 7,000 employees at more than 60 facilities in 19 countries. For more information, visit www.trimascorp.com.

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